Exhibit 10.4

RUBY CREEK RESOURCES LTD.
600 - 890 West Pender St.
Vancouver, B.C.
V6C 1K4

July 15, 2006

Mr. Carl von Einsiedel
8888 Shook Road
Mission, B.C.,
V2V 7N1

Re: Acquisition of the Moore Creek mineral claims

Dear Carl:

This Letter is intended to record the general terms and conditions of our agreement concerning the granting of an option by von Einsiedel to Ruby Creek Resources Ltd. ("RBK") whereby RBK may acquire a 100% interest in and to the eight (8) mineral claims that make up the Moore Creek Property located in the Iskut River region, northwestern B.C. as more particularly described in Schedule "A" hereto (the "Property").

In consideration of the sum of $10.00 paid by RBK to von Einsiedel, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.          Representations and of von Einsiedel and RBK

1.1        von Einsiedel represents and warrants that:

(a) he is the legal and beneficial owner of the Property;

(b) to the best of his knowledge, other than for aboriginal land claims, there are no adverse claims or challenges against or to the ownership of or title to the claims comprising the Property, nor to the best of von Einsiedel's knowledge is there any basis therefore;

(c) to the best of his knowledge, there are no outstanding agreements or options to acquire or purchase any claims comprising the Property and no person has any royalty or other interest whatsoever in production from any of the mineral claims comprising the Property (other than for the royalty reserved to Von Einsiedel pursuant to paragraph 2.1 below); and

(d) all claims comprising the Property are valid and transferable;

(e) the claims comprising the Property consist of 8 mineral claims comprising 2,918.84 hectares; and

(t) entering into this Agreement and the formal agreement referred to in section 11 below

(the "Formal Agreement") does not and will not conflict with, and does not and will not result in a breach of, any agreement or instrument to which Von Einsiedel is a party.

1.2 RBK represents and warrants that:

(a) it is a valid and subsisting corporation duly incorporated and in good standing under the laws of the jurisdiction in which it is incorporated, continued or amalgamated;

(b) entering into this Agreement and the Formal Agreement does not and will not conflict with, and does not and will not result in a breach of, any of the terms of its incorporating documents or any agreement or instrument to which RBK is a party;

(c) this Agreement has been authorized by all necessary corporate action on the part of the RBK; and

2. Option

2.1 Von Einsiedel hereby grants to RBK the exclusive option (the "Option") to earn a 100% interest in and to the Property, subject to a 2% Net Smelter Return royalty (the "NSR") payable by RBK to Von Einsiedel. For purposes hereof, NSR means the gross value of ore, ore concentrates or bullion shipped from the Property, as shown on the smelter settlement sheets; and any output or production tax levied with respect to production from the Property.

2.2 In order to exercise the Option RBK agrees to make cash payments totaling $100,000 to von Einsiedel as follows:

2.2.1 Cash Payments:

(a) payment of $2,500 within ten (10) business days of acceptance of this Agreement (the "Approval") for filing with the OTC BB (the "Exchange");

(b) payment of $10,000 on the first anniversary date of this agreement,

(c) payment of $15,000 on the second anniversary date of this Agreement,

(d) payment of $20,000 on the third anniversary date of this agreement

(e) payment of $52,500 on the fourth anniversary date of this agreement

The failure of RBK to make any cash payments within the allotted time shall allow Von Einsiedel to terminate the Option. RBK will use its reasonable best efforts to complete and submit reports to the Exchange and/or such regulatory authority as may be required on a timely basis such that extensions in time are not required.

The cash payments herein are referred to as the "Option Price". For purposes hereof, "Approval" means approval by RBK's Board of Directors (or such regulatory authority as may be required) to the transactions contemplated in this letter Agreement or the Formal Agreement, including the payment of the Option Price.

2.3 The performance of the covenants of RBK pursuant to the terms of this Agreement is subject to: (i) satisfactory due diligence and confirmation of the title to the mineral claims comprising the Property; and (ii) receipt of the Approval. RBK covenants to use its reasonable best efforts to obtain the Approval as expeditiously as possible.

2.4 If all of the claims comprising the Property are not deliverable to RBK, then Von Einsiedel shall replace these claims with other claims which in the sole discretion of RBK are of equal value. If less than 95% of the claims comprising the Property are deliverable to RBK, RBK shall have the option of terminating this Agreement whereupon the Option Price paid to that date shall be refunded to RBK.

2.5 It is agreed that RBK may, at any time, purchase up to 1% of the NSR on the Property by paying to Von Einsiedel the sum of $1,000,000.

3. Title

3.1 RBK will have exercised the Option at such time as it has made the total $100,000 cash payments to Von Einsiedel. Until RBK exercises the Option, title to the Property shall remain in the name of Von Einsiedel or his nominee(s). At such time as RBK exercises the Option, Von Einsiedel agrees to deliver or arrange for delivery of duly executed and recordable transfers that facilitate the transferring an undivided 100% interest to the Property to RBK within ten (10) days of the exercise of the Option (subject only to the NSR). RBK agrees to enter into a formal royalty agreement in a registerable form, which will outline RBK's obligations to provide relevant operational and financial information for purposes of Von Einsiedel confirming the NSR.

4. Obligations of RBK

4.1 Prior to the exercise of the Option, RBK will:

(a) make all filings required by applicable laws of British Columbia relating to the Property and at all times maintain in good standing those mineral claims comprising the Property that are in good standing on the date of the Approval by the doing and filing of assessment reports and payment of taxes and rentals and the performance of all other actions which may be necessary in that regard, and at all times keep the Property free and clear of all liens and encumbrances;

(b) conduct all operations on the Property in proper workmanlike manner, and in compliance with the provisions of the laws of the Province of British Columbia and all other enactments whatsoever pertaining to such operations and all regulations made thereto from time to time; and

(c) provide von Einsiedel with regular reports on the status and results of all exploration activities conducted on the Property by RBK and its agents.

5. Right of Assigmnent

5.1 RBK has the right to sell, transfer and otherwise assign any of its rights under this Agreement without the consent of Von Einsiedel. In the event of such sale, transfer or other assignment by RBK, such buyer, transferee or assignee must agree to be bound by the terms and conditions of this Agreement.

6. Title Disputes

6.1 RBK shall not be liable to Von Einsiedel, and shall not be deemed in default hereunder for any failure or delay to pay any portion of the Option Price if prior to payment thereof any dispute as to ownership or title to the Property or the minerals therein arises, including native land claims. All times provided for in this Agreement shall be extended for the period commensurate with the period for the delay and, so far as possible, both parties shall take all reasonable steps to remedy the delay caused by the events referred to above.

6.2 Neither party shall be liable to the other party hereto and neither party shall be deemed in default hereunder for any failure or delay to perform any of its covenants and agreements hereunder including RBK's covenants to undertake work programs on the Property, caused or arising out of any act nor reasonably within the control of such party, excluding lack of funds but including without limitation acts of God, strikes, lockouts or other industrial disputes, acts of the public enemy, native land claims, blockades, disputes as to Property ownership, war, riots, fire, storm, flood, explosion, government restriction or the obtaining of governmental approvals, or the unavailability of equipment or other causes whether of the kind enumerated above or otherwise. The party affected shall give prompt notice to the other party of the commencement and termination of one of the events referred to above. No right of a party shall be affected for failure or delay of a party to meet any condition of this Agreement, if the failure or delay is caused by one of the events referred to above. All times provided for in this Agreement shall be extended for the period commensurate with the period for the delay and, so far as possible, the party affected shall take all reasonable steps to remedy the delay caused by the events referred to above.

7. Miscellaneous

7.1 Any decision to place the Property into production shall be at the sole discretion of RBK and RBK shall be under no obligation, and nothing in this Agreement shall be construed as creating an obligation upon RBK to place the Property into production and, in the event that the Property is placed into production and operated as a mine, RBK shall have the unfettered right to suspend or curtail any such operation as it in its sole discretion may determine.

7.2 Time is of the essence of this Agreement except as provided for in Section 5.

7.3 Any notice to be required or permitted hereunder will be in writing and sent by prepaid registered mail and deposited in a post office of Canada addressed to the party entitled to receive the same, or delivered to such party at the address specified above, or to such other address as either party may give to the other for that purpose. The date of receipt of any notice, demand or other communication hereunder will be the date of delivery if delivered, or, if given by registered mail as aforesaid, will be the third day after the same will have been so mailed, except in the case of interruption of postal services for any reason whatsoever, in which case the date of receipt will be the date on which the notice, demand or other communication is actually received by the addressee.

7.4 This Agreement supersedes any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the Property.

7.5 This Agreement shall ensure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, successors and assigns.

7.6 Each of the parties agree to be responsible for their own respective legal expenses relating to this Agreement and the negotiation and preparation of the Formal Agreement.

7.7 This Agreement and the Formal Agreement shall be interpreted and construed in accordance with the laws of British Columbia.

7.8 All monetary references in this Agreement are to Canadian dollars.

8. Formal Agreement

8.1 The parties agree that this is a preliminary agreement which incorporates all of the essential terms of their agreement and that it shall be binding upon them. However, the parties agree to negotiate a formal agreement (the "Formal Agreement") which incorporates such further terms and conditions, all of which are to be based on industry standards. If for whatever reason no Formal Agreement is executed, this letter Agreement will continue and prevail.

8.2 The parties agree that upon execution of the Formal Agreement that all prior understandings and agreements, whether verbal or written, shall be superseded by the terms of the Formal Agreement and that such prior understanding and agreements, including this Agreement, shall be superseded and terminated by the terms of the Formal Agreement.

If the above terms and conditions accurately record your understanding of our agreement, please so acknowledge by signing a copy of this Agreement in the space provided and returning the same to us at your earliest convenience. Upon your execution thereof, this Agreement will constitute a legal and binding agreement subject to its terms.

Yours truly,

RUBY CREEK RESOURCES LTD

/s/ Brian Roberts

________________________________

Brian Roberts

The foregoing is hereby confirmed, acknowledged and accepted this 15th day of July, 2006:

/s/ Carl von Einsiedel

____________________
Carl von Einsiedel

/s/ Ian Foreman

___________________
Witness

Schedule A: Moore Creek Claims

Tenure #'s

504673
504674
504675
504676
504677
504678
511113
521300

Ruby Creek Resources Ltd.
600 - 890 West Pender St.
Vancouver, B.C.
V6C 1K4

August 15, 2006

Carl von Einsiedel
Ram Exploration Ltd.
1124 - 470 Granville St.
Vancouver, B.C.

Re: Moore Creek Claims - initial payment

Carl,

Could you please confirm by signing below that you are willing to amend our agreement, dated July 15, 2006, regarding the Moore Creek Property such that the initial payment is changed as follows:

From:

2.2.1 Cash Payments:

(a) payment of $2,500 within ten (10) business days of acceptance of this Agreement (the "Approval") for filing with the OTC BB (the "Exchange");

To:

2.2.1 Cash Payments:

(a) payment of $2,500 on, or before, October 15, 2006;

Sincerely,

/s/ Brian Roberts
Brian Roberts,
President,
Ruby Creek Resources

Approved:

Date: August 15, 2006

/s/ Carl von Einsiedel
__________________________
Carl von Einsiedel
Ram Explorations